UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2010

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 19, 2010, Salix Pharmaceuticals, Inc., a wholly-owned subsidiary of Salix Pharmaceuticals, Ltd., entered into a License Agreement with Photocure ASA, a Norwegian corporation, for the development and commercialization of photodynamic diagnostic products, or Lumacan Products, incorporating Photocure’s hexylaminolevulinate compound, or HAL Active Ingredient, and utilizing certain patents, trademarks, technical information and jointly developed technology exclusively licensed to Salix by Photocure for the diagnosis, staging or monitoring of gastrointestinal dysplasia or cancer.

Under the License Agreement, Photocure granted Salix (i) an exclusive license to develop HAL Active Ingredient and Lumacan Products anywhere in the world for use and sale in the diagnosing, staging or monitoring of gastrointestinal dysplasia or cancer anywhere in the world other than the Nordic countries (Denmark, Finland, Iceland, Norway and Sweden) and (ii) an exclusive, royalty-bearing license to commercialize Lumacan Products for use and sale in the diagnosing, staging or monitoring of gastrointestinal dysplasia or cancer worldwide, excluding the Nordic countries. Photocure also granted Salix a non-exclusive license to manufacture or have manufactured anywhere in the world Lumacan Products for use and sale by Salix and its affiliates and HAL Active Ingredient for incorporation into such Lumacan Products. Salix may grant sublicenses under the licenses granted by Photocure, except that in the United States, Salix may sublicense its rights in respect of a Lumacan Product only following the completion of clinical development activities in respect of a Lumacan Product. Photocure retains, subject to the right of first negotiation described below and Salix’s rights in jointly developed technology as described below, worldwide rights to the licensed intellectual property for the Lumacan Products for all uses except diagnosing, staging or monitoring of gastrointestinal dysplasia or cancer and, except for Salix’s manufacturing license, for all uses outside of the territory allocated to Salix.

Under the License Agreement, Salix granted to Photocure an exclusive license under Salix’s intellectual property relating to HAL Active Ingredients or Lumacan Products for commercializing, in the Nordic countries, Lumacan Products for the diagnosis, staging or monitoring of gastrointestinal dysplasia or cancer and, solely for sale in combination with Lumacan Products, other products sold by Salix in its territory for use in combination with the Lumacan Products.

If Photocure desires to grant a license or other right anywhere other than the Nordic countries to a third party to develop or commercialize a pharmaceutical product other than the Lumacan Products for use in the diagnosis, staging or monitoring of colorectal cancer, then Salix will have a right of first negotiation with respect to such license. If Salix exercises such right, the parties will negotiate in good faith for 90 days. During such 90-day period, Photocure is required to negotiate exclusively with Salix. If the parties do not conclude an agreement during the 90 days and Salix has indicated a desire to continue negotiations, and the product at issue is intended for use in the diagnosis, staging or monitoring of colorectal cancer or another use for which Salix has then commenced clinical development of a Lumacan Product, Photocure will be free to enter into agreements with third parties after the 90 day period, but only on terms no less favorable to Photocure than offered by Salix. Otherwise, Photocure will be free to enter into agreements with third parties after the 90 day period.

As consideration for the rights Salix acquired under the License Agreement, Salix is required to pay Photocure an upfront patent license fee of $4.0 million. Photocure may also receive up to $126.5 million in development and sales milestone payments, as well as royalty payments based on a percentage ranging in the low teens of net sales of Lumacan Products by Salix and, in respect of the United States, its sublicensees during the patent royalty term specified in the agreement. If the aggregate royalties paid prior to the second anniversary of the first marketing approval of a Lumacan Product anywhere in the world other than the Nordic counties are less than $3.0 million, then Salix will pay Photocure the amount of any shortfall. Salix must pay Photocure a percentage in the mid-double digits of any revenue Salix receives from sublicensees in respect of any country outside of the United States. Following the expiration of the specified patent royalty term, Salix is required to pay Photocure a continuing royalty in respect of licensed trademark and intellectual property rights in a low single digit percentage of net sales of Lumacan Products by Salix and, in respect of the United States, its sublicensees.

Salix may terminate the License Agreement at any time at its sole discretion after the completion of screening procedures sufficient to develop adequate information to allow Salix to reach an informed judgment as to the scientific, regulatory and commercial potential of Lumacan Products. Either party may terminate the License Agreement due to the insolvency of, or a material breach of the agreement by, the other party. Photocure may terminate the entire License Agreement if Salix or its sublicensees institutes or participates in a challenge of any of the patents licensed by Photocure to Salix under the License Agreement or if Salix fails to meet a specified clinical milestone. Photocure may also terminate the License Agreement in respect of either or both of Europe or Asia if in respect of the relevant region Salix fails to meet a specified commercialization milestone. If termination of the License Agreement occurs after initial marketing approval of a Lumacan Product, Salix is entitled to royalties at a rate in the low-to-mid single digits on net sales by Photocure and its licensees of Lumacan Products. If termination of the License Agreement in respect of Europe or Asia occurs after initial marketing approval of a Lumacan Product in a specified major market country in the relevant region, then Salix is entitled to royalties at a rate in the low single digits on net sales by Photocure and its licensees of the Lumacan Products in the region in respect of which the termination has occurred.

Salix will control and fund the worldwide development and commercialization activities for Lumacan Products. Photocure is required to reimburse Salix, up to a maximum aggregate amount of $3.0 million, for out-of-pocket costs incurred by Salix towards completion of screening procedures sufficient to develop adequate information to allow Salix to reach an informed judgment as to the scientific, regulatory and commercial potential of Lumacan Products.

Each party will retain all rights to all improvements made exclusively by it or on its behalf. Salix and Photocure will jointly own all improvements jointly developed under the License Agreement, with each party having the right to exploit such improvements, subject to the exclusive licenses granted by each party to the other.

Salix agrees in the License Agreement that, prior to the filing of the first marketing authorization application in the United States for a Lumacan Product, it will not, directly or indirectly with any third party, engage in research, development or commercialization of any products for use in diagnosing, staging or monitoring gastrointestinal dysplasia or cancer that use photodynamic diagnosis technology.

Photocure will use reasonable efforts to supply Salix such quantities of HAL Active Ingredient as Salix orders for use in activities leading to the completion of screening procedures sufficient to develop adequate information to allow Salix to reach an informed judgment as to the scientific, regulatory and commercial potential of Lumacan Products. The parties agree to cooperate in good faith to establish terms for such supply of HAL Active Ingredient, consistent with Photocure’s rights and obligations under its existing agreement with a third party supplier and its obligations, if any, to supply its other licensees with HAL Active Ingredient. Photocure confirms that it is able to supply Salix with a specified amount of HAL Active Ingredient for use by Salix in activities leading to the completion of screening procedures sufficient to develop adequate information to allow Salix to reach an informed judgment as to the scientific, regulatory and commercial potential of Lumacan Products. The price Salix will pay for such orders of HAL Active Ingredient will be Photocure’s cost plus an additional percentage in the low double digits.

For commercialization of Lumacan Products, Salix may either secure one or more third parties to manufacture the HAL Active Ingredient or obtain supplies from Photocure’s supplier. Salix is to itself, or through its affiliates or a third party manufacturer, manufacture Lumacan Products for its commercial supply. For so long as Salix, directly or indirectly, manufactures a specific Lumacan Product, Salix must supply Photocure such quantities of the Lumacan Product as Photocure may order, pursuant to a written agreement to be negotiated by the parties, at Photocure’s option, following the date of the submission of the first marketing authorization application in Europe.

The description of the License Agreement provided above is qualified in its entirety by reference to the full and complete terms contained in the License Agreement, which will be filed as an exhibit to Salix’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010.

Item 8.01.	Other Events.

On October 20, 2010, Salix issued a press release announcing its entry into the License Agreement. A copy of this press release is attached as Exhibit 99.1.

On October 25, 2010, Salix issued a press release announcing it will report third quarter 2010 financial results following the close of the U.S. financial markets on Monday, November 8, 2010. A copy of the press release is attached hereto as Exhibit 99.2.

The information in this Item 8.01, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated October 20, 2010.

99.2	Press release dated October 25, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: October 25, 2010

/s/ Adam C. Derbyshire
Adam C. Derbyshire
Executive Vice President and Chief Financial Officer